Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock of Super Vision International, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 21st day of July, 2005.

/s/ Todd A. Tumbleson
Todd A. Tumbleson

TEBO PARTNERS II, LLC

By:	Tebo Capital, LLC, Manager

By:	/s/ Todd A. Tumbleson
Todd A. Tumbleson, Member

TEBO CAPITAL, LLC

By:	/s/ Todd A. Tumbleson
Todd Tumbleson, Member